Articles of Amendment
                         to Articles of Incorporation of
                          Lorilei Communications, Inc.

     Pursuant to the provisions of Section 607.1006, Florida Statutes, Lorilei Communications, Inc., a Florida corporation for profit (the "Corporation") does hereby adopt the following articles of amendment and restatement to its articles of incorporation, certifying as follows:

                                   Witnesseth:

First:   Amendments adopted:

(A)      The following articles are hereby repealed: Articles III, IV, V and VI

(B)      Article 1 is hereby renumbered as Article I.

(C)      The following new articles are hereby adopted:

                                   ARTICLE II
                                    DURATION

     This Corporation shall have perpetual existence commencing on the date of the filing of these Articles of Incorporation with the Department of State of Florida.

                                   ARTICLE III
                                    PURPOSES

     This Corporation is organized for the purpose of transacting any and all lawful business; provided, however, that it shall not:

(A) Engage in any activities that would subject it to regulation as an investment company under the Federal Investment Company Act of 1940 (the "Investment Company Act"), as amended, unless it shall have first qualified and elected to be regulated as a small business development company pursuant to Sections 54 et. seq., thereof, and limits its investment company activities to those permitted thereby; or

(B) Engage in any activities which would subject the Corporation to regulation as a broker dealer in securities subject to regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as an investment advisor subject to regulation under the Investment Advisors Act of 1940, as amended (the "Investment Advisor's Act"); or


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(C)      Engage in any other activities requiring the Corporation to comply with governmental registration and supervision, unless it has completed such
         registration   and  conducts   itself  in  full  compliance  with  such
         supervisory requirements.

                                   ARTICLE IV
                                  CAPITAL STOCK

     This Corporation is authorized to issue 2,000 shares of $.01 par value common stock. Each holder of Common Stock shall be entitled to one (1) vote for each share of such stock standing in his name on the books of the Corporation.

                                    ARTICLE V
                               QUORUM FOR MEETINGS

(A) A simple majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of stockholders.

(B) A simple majority of the persons then comprising the entire membership of the board of directors, but including all persons elected as members of the board of directors by the stockholders who were not required to be nominated and elected as directors pursuant to contractual obligations, shall constitute at quorum at a meeting of the board of directors.

                                   ARTICLE VI
                 REGISTERED OFFICE, REGISTERED AGENT & PRINCIPAL

6.1      Registered Office & Registered Agent,

     The street address of the registered office of this Corporation is 1941 Southeast 51st Terrace; Ocala, Florida 34471, and the name of the initial registered agent of this corporation at such address is Vanessa H. Lindsey.

6.2      Principal Office & Mailing Address

(A) The Corporation's principal office is 7325 Southwest 32nd Street, Ocala, Florida 34474 and its principal mailing address is Post Office Box 770787; Ocala, Florida 34477.

(B)      The Corporation's telephone number is (352)861-13508, its fax number is
         (352) 861-1339 and its e-mail address is thefirm@callthefirm.com.

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                                   ARTICLE VII
                               BOARD OF DIRECTORS

7.1      Initial Board of Directors

(A)       This Corporation shall have two Directors initially.

(B) The number of Directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but, after May 11, 2000, shall be at least three, two of whom shall be nominees of Lorilei's stockholders as of the close of business on May 10, 2000, and at least one of which shall be elected by AmeriNet Group.com, Inc., a publicly held Delaware corporation, Lorilei's stockholders as of the opening of business on May 12, 2000 ("AmeriNet"), for so long as and to the extent that AmeriNet is obligated to follow such procedure by the following provisions of its reorganization agreement with the Corporation and its stockholders dated May 11, 2000 (the "Reorganization Agreement"):

          "Subject to Lorilei's substantial compliance with its material obligations under this Agreement, including, without limitation, those involving provision of audited financial statements for its operations for the time period and in the form required by Commission Regulation S-B for purposes of material acquisitions; and, subject to continuing compliance by Mr. & Mrs. Cunningham with their obligations under their employment agreements with Lorilei and with their fiduciary obligations to AmeriNet:

     (A) (1) AmeriNet hereby covenants and agrees that it will maintain membership on the board of directors of Lorilei in the following ratio: two thirds of the members will be nominees of Mr. & Mrs Cunningham and one third will be nominees of AmeriNet, provided that:

               (a) Lorilei cumulatively attains EBITDA during the following fiscal periods equal to the following amounts:

                    1. During each quarter in the fiscal period starting on July 1, 2000 and ending on June 30, 2001, EBITDA of at least 70% of $125,000;

                    2. During each quarter in the fiscal period starting o July 1, 2001 and ending on June 30, 2002, EBITDA of at least 70% of $225,000; and

                    3. During each quarter in the fiscal period starting on July 1, 2002 and ending on June 30, 2003, EBITDA of at least 70% of $375,000; and


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               (b)  Lorilei and the Former Lorilei Stockholders must comply with all of their obligations under this Agreement, including, without limitation, those involving provision of audited financial statements for Lorilei's operations for the time period and in the form required by Commission Regulation S-B for purposes of the Reorganization.

          (2)  Notwithstanding the provisions in Section 5.14(A)(1):

               (a) The initial determination by AmeriNet as to the attainment of the minimum acceptable EBITDA will not be made until two complete fiscal quarters have passed since the Closing Date;

               (b) After the first year following the Closing Date, the minimum acceptable EBITDA may be modified periodically by unanimous action (including the affirmative votes of all AmeriNet nominees) of the board of directors of Lorilei; provided that after the third year, unless new minimum acceptable EBITDA are agreed to, the minimum acceptable EBITDA will increase annually to 150% of the EBITDA projected for the immediately preceding year;

               (c) In the event that the right of Mr. & Mrs. Cunningham to designate two thirds of the membership on Lorilei's board of directors is suspended due to failure to meet the minimum acceptable EBITDA, such right will be reinstated at such time as the deficiency in meeting the minimum acceptable EBITDA, on a cumulative basis, has been cured.

               (d) As a continuing condition to the right of Mr. & Mrs. Cunningham's designees on Lorilei's board of directors to take any corporate actions, such action may not violate any of the following restrictions or requirements and any action not in conformity with such continuing conditions shall be void:

                 1. The  members  of  Lorilei's  board of  directors  serving as nominees of Mr. & Mrs. Cunningham must fully comply with their fiduciary obligations to AmeriNet and Lorilei's Stockholders and with applicable laws;

                 2. A quorum for  meetings of the board of  directors of Lorilei and action by such board of directors will require the participation of AmeriNet's nominees; provided that, if a meeting deemed to involve material issues is adjourned due to the inability to attain a quorum as a result of the absence of the AmeriNet nominees, then, upon receipt of


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                    written notice from Lorilei's  board of directors,  AmeriNet must assure that its nominees (or their successors if AmeriNet elects to replace them) attend the reconvened meeting, which will be held by telephone conference at a time during a business day designated by AmeriNet within three days after AmeriNet is provided with the written notice of the adjourned meeting; and

                 3. The board of  directors  of Lorilei  will not for so long as
                    Lorilei remains a subsidiary of AmeriNet, without AmeriNet's prior written consent specifying the action authorized, be authorized to:

                    A. Engage in any material change in Lorilei's business not contemplated by the Projections;

                    B. Sell a material portion of Lorilei's assets outside the normal course of business;

                    C.       Issue any securities;

                    D. Authorize the borrowing of any funds or pledge of any assets; or

                    E. Confess any judgment or settle any material claim of liability."

(C) The name and address of the initial Directors of this Corporation is as follows:

         Gerald R. Cunningham: 7325 Southwest 32nd Street; Ocala, Florida 34474;

         Leigh A. Cunningham: 7325 Southwest 32nd Street; Ocala, Florida 34474.

7.2      Contractual Obligation to Elect Directors:

     The obligations of AmeriNet to elect members to the Corporation's Board of Directors in the manner reflected in the Reorganized Agreement shall be complied with in conjunction with all elections of members to the Corporation's Board of Directors during the term of such obligations and no election in contravention of such terms shall be valid.

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                                  ARTICLE VIII
                                  INCORPORATOR

     The name and street address of the incorporator of this Corporation was Gerald R. Cunningham: 7325 Southwest 32nd Street; Ocala, Florida 34474.


                                   ARTICLE IX
                             AFFILIATED TRANSACTIONS

     This Corporation shall not be subject to the restrictions or requirements for affiliated transactions imposed by Sections 607.0901, Florida Statutes, as permitted by the waiver provisions of Section 607.0901(5)(b) thereof.

Second:           The Date Each Amendment Was Adopted Was May 9, 2000.

Fourth:           Adoption of Amendments:

(A) The number of shares of the corporation outstanding at the time of such adoption was 111 shares of common stock. The number of shares entitled to vote thereon was 111 shares of common stock.

(B) The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

         Class                                  Number of Shares
         -----                                  ----------------
         Common                                  111

(C) The number of shares voted for the amendment was 111; the number of shares voted against such amendments was 0; the number of shares abstaining was 0; and the number of shares not represented at the meeting in person or by proxy was 0.

(D) The number of votes cast by a majority of the holders of common stock in favor of the amendment was sufficient for approval by the common stock shareholders.

     In Witness Whereof, the Corporation, through its duly elected, serving and authorized president, has subscribed its name this 9th day of May, 2000.

                          Lorilei Communications, Inc.

                          By: /s/ Gerald R. Cunningham
                            ________________________
                              Gerald R. Cunningham
                                    President

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